Exhibit 10.28

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (the “Agreement”) dated as of [•], 2019, between Rank Group Limited, a company organized under the laws of New Zealand (“Rank”), and Reynolds Consumer Products Inc., a Delaware corporation, (the “Company” or “RCP”). Each Party or any of its Affiliates providing services hereunder shall be a “Provider,” and each Party or any of its Affiliates receiving services hereunder shall be a “Recipient.”

PRELIMINARY STATEMENT

A.    Prior to the Commencement Date, the Company was a wholly owned subsidiary of Reynolds Group Holdings Limited, a company organized under the laws of New Zealand (“RGHL”) and a wholly owned Affiliate of Rank. Effective [insert IPO date] (the “Commencement Date”), RCP is undertaking an initial public offering of shares of common stock and thereafter the Company will no longer be a wholly owned affiliate of Rank.

B.    In order to facilitate the separation of the Company and its Affiliates from Rank and its Affiliates, Rank will provide, or cause its Affiliates to provide, certain services to the Company and its Affiliates on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, for the purposes of this Agreement and all exhibits thereto, the term Affiliate shall not apply to the relationship between Rank or RGHL or either of their respective Affiliates on the one hand and RCP and its direct and indirect subsidiaries on the other hand.

“Applicable Rate” means the average of the daily “prime rate” (expressed rate per annum) published in The Wall Street Journal for each of the days in the applicable period, plus two percent (2%).

“Business” means the manufacture and sale of consumer products including cooking products, waste & storage products, and tableware by the Company and activities ancillary thereto.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday, or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Change” has the meaning set forth in Section 3.1(c).

“Commencement Date” has the meaning set forth in the preamble.

“Confidential Information” means any information of a Party, its Affiliates, members, licensors, consultants, service providers, advisors or agents that is confidential or proprietary, however recorded or preserved, whether written or oral. Confidential Information includes trade secrets, pricing data, employee information, customer information, cost information, supplier information, financial and tax matters, third-party contract terms, inventions, know-how, processes, methods, models, technical information, schedules, code, ideas, concepts, data, software and business plans (regardless of whether such information is identified as confidential).

“Dispute Negotiations” has the meaning set forth in Section 3.3(b).

“Fees” has the meaning set forth in Section 5.1.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Governmental Authority” means governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Indemnified Parties” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Law” means a law, statute, order, ordinance, rule, regulation, judgment, injunction, order, or decree.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“Party” means Rank or the Company, as applicable (collectively, the “Parties”).

“Personnel” means, with respect to any Party, (i) the employees, officers and directors of such Party or its Affiliates or (ii) agents, accountants, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.

“Provider” has the meaning set forth in the preamble.

“Recipient” has the meaning set forth in the preamble

“Rank Guarantees” means all guarantees extended by Rank or RGHL or its Affiliates on behalf of the Company.

“Rank Letters of Credit” means all letters of credit, performance bonds or other surety agreements that Rank or RGHL or its Affiliates have in place with respect to the Company.

“Sale and Services Taxes” has the meaning set forth in Section 5.5.

“Security Incident” has the meaning set forth in Section 4.1.

“Security Regulations” means a Party’s and its Affiliates’ system security policies, procedures and requirements, as amended from time to time.

“Service Coordinator” has the meaning set forth in Section 3.3(a).

“Service Standard” has the meaning set forth in Section 3.1(a).

“Services” means the Transition Services, unless the context requires otherwise.

“Systems” has the meaning set forth in Section 3.5.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Terminating Party” has the meaning set forth in Section 6.3.

“Term” has the meaning set forth in Section 6.1.

“Termination Date” has the meaning set forth in Section 6.1.

“Transition Services” has the meaning set forth in Section 2.1(a).

“TSA Records” has the meaning set forth in Section 7.1(a).

ARTICLE II

SERVICES AND INTERNAL CONTROLS

Section 2.1    Services.

(a)    During the applicable Term of any Service, and in accordance with the terms and conditions of this Agreement, Rank shall provide, or shall cause its Affiliates or, subject to Section 2.2, third parties to provide, to the Company or one or more of its Affiliates (in connection with the conduct of the Business) the services described on Exhibit A hereto (the “Transition Services”). Notwithstanding the content of Exhibit A, Rank agrees to consider in good faith to any reasonable request by the Company for access to any additional service that is necessary for the operation of the Business, at fees to be agreed upon after good faith negotiation between the

Parties. Rank will not be in breach of this Agreement if it declines to provide a requested additional service for any good faith reason, including the failure of the Parties to agree to the scope, term, and fee for the additional service. Any such additional services so provided by Rank shall constitute Services hereunder and be subject in all respects to the provisions of this Agreement as if fully set forth on Exhibit A as of the date hereof.

Section 2.2    Performance by Affiliates or Subcontractors. Either Party may, in its sole discretion, engage, or cause one of their Affiliates to engage, one or more parties (including other third parties or Affiliates) to provide some or all of the Services; provided, (i) such Party is using such Affiliate or third party to perform the same Services for itself and its Affiliates (to the extent applicable), (ii) such arrangement would not increase the cost to the Recipient for such Services, and (iii) if such third party is not already engaged with respect to such Service as of the date hereof, the Provider shall obtain the prior written consent of the Recipient (not to be unreasonably withheld). The Provider shall (x) be responsible for the performance or non-performance of any such parties and (y) in all cases remain responsible for ensuring that obligations with respect to the standards of Services set forth in Article III of this Agreement are satisfied with respect to any Services provided by such Affiliate or third party.

Section 2.3    Scope of Services. Other than as expressly set forth on Exhibit A, Section 2.1, or as agreed by the Parties in writing, in no event shall the Provider be obligated to provide any Service to the Recipient for any purpose other than to facilitate, on a transitional basis, the Recipient’s ability to conduct business as conducted immediately preceding the date hereof.

Section 2.4    Internal Controls and Procedures. In addition to the requirements of Article III and Article VII herein, with respect to the Services provided by Rank and its Affiliates providing Services hereunder, certain of the Services may involve processes that directly or indirectly support financial information that the Company includes within its consolidated financial reports. The Company has an obligation to ensure that it has internal controls over financial reporting that comply with the Sarbanes-Oxley Act of 2002 and must also ensure that its external auditors can complete their necessary evaluation of the Company’s internal controls over financial reporting in accordance with auditing standards issued by the U.S. Public Company Accounting Oversight Board. The Company and Rank and such Affiliates shall use reasonable commercial efforts to agree (i) what key controls over financial reporting will be performed by Rank and such Affiliates within the processes that directly or indirectly support financial information that the Company includes within its consolidated financial reports; (ii) the frequency as to the performance of the agreed key controls; and (iii) the form of documentation required to evidence the effective performance of the agreed key controls. Rank and its Affiliates will perform the agreed key controls and evidence such performance in the agreed format. The Company shall have the right, in a manner to avoid unreasonable interruption to Rank’s or its Affiliates’ business, to (1) evaluate the effectiveness of the key controls; and (2) upon at least thirty (30) days’ written notice to Rank, perform (through its external auditor) audit procedures over Rank’s internal controls and procedures for the Services provided under this Agreement; provided that such right to audit shall exist solely to the extent reasonably required by the Company’s external auditors to ensure the Company’s compliance with the Sarbanes-Oxley Act of 2002. The Company shall pay or reimburse all of Rank’s expenses and costs arising from such audit. The performance of the agreed key controls, preparation of documentation, providing access to the Company or its delegate and the Company’s auditors will be billed at the agreed rates as set forth on Exhibit A.

ARTICLE III

SERVICE LEVELS; SERVICE COORDINATORS; TSA COMMITTEE

Section 3.1    Quality of Services.

(a)    The Provider shall perform the Services (i) at a level of quality substantially similar in all material respects to that at which such Services were performed or enjoyed during the twelve (12) month period prior to the date hereof and (ii) in accordance with applicable Law (collectively, (i) and (ii), the “Service Standard”). Subject to Section 3.1(c), internal controls of the Provider and its Affiliates with respect to the Service Standard shall remain materially the same in effect throughout the term of this Agreement. Each Party acknowledges that the other Party and their Affiliates are not professional service providers of the Services.

(b)    In the event of any material failure of a Provider to perform the Services, as applicable, in accordance with the Service Standards, the Recipient shall provide the Provider with written notice of such material failure, and the Provider will use commercially reasonable efforts to remedy such failure as soon as reasonably possible and in the same manner that the Provider would remedy such a failure for their other businesses undergoing such a material failure.

(c)    A Provider may, from time to time: (i) reasonably supplement, modify, upgrade, substitute or otherwise alter (“Change”) any Service in a manner consistent with Changes made with respect to similar services provided by the Provider on their own behalf or to their Affiliates, including taking any physical or information security measures with respect to such Service, in a manner that does not (x) adversely affect in any material respect the quality or availability of such Service or (y) materially increase the fees payable in connection with such Changed Service; provided that to the extent that any such Change is reasonably likely to modify, substitute or otherwise alter the receipt or use of such Service, the Provider shall provide the Recipient with reasonable advance written notice of the implementation of the Change to the extent practicable under the circumstances; provided, further, that the Service Standard shall continue to apply to such Service following any Change. If a Change is required by applicable Law or is in response to a threatened Security Incident, the Provider may make any and all changes to the Service necessary to comply with applicable Law and any changes thereto or to respond to such threatened Security Incident in a manner consistent with responses made by the Provider on its own behalf or in respect of their Affiliates; provided that the Provider shall provide the Recipient such reasonable advance written notice of the implementation of any such Change as may be practicable under the circumstances; and (ii) with reasonable advance written notice to the Recipient, temporarily suspend the provision of a Service as necessary to conduct Systems maintenance or patching without such suspension constituting a breach of the Service Standard.

(d)    A Provider need not provide any Service if it is not permitted to do so by applicable Law. To the extent that any Service is not permitted pursuant to applicable Law, the Parties will cooperate in good faith to enter into arrangements reasonably acceptable to each of the Parties under which the Recipient would obtain the benefit of such Service to the same extent (or as nearly as practicable) as if such Service were permitted by applicable Law.

Section 3.2    Policies. Each Party shall, and shall cause any of its Affiliates or third parties providing or receiving Services (as the case may be) to, follow the reasonable policies, procedures and practices of the other Party and its Affiliates applicable to the Services that are known or made known to such Party. A failure of a Recipient to act in accordance with this Section 3.2 that prevents a Provider from providing a Service hereunder shall, upon reasonable advance written notice to the Recipient (where practicable), relieve the Provider of its obligations under the Service until such time as the failure has been cured.

Section 3.3    Service Coordinators and Dispute Resolution.

(a)    Rank and the Company shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, the Parties shall direct all initial communications relating to this Agreement and the Services to the Service Coordinators. The initial Service Coordinators for Rank and the Company, including their contact information, are set forth on Exhibit B. Either Party may replace its Service Coordinator at any time by providing notice and contact information for the newly designated Service Coordinator in accordance with Section 10.5. The Service Coordinators shall oversee the implementation and ongoing operation of this Agreement. The Parties shall ensure that their respective Service Coordinators shall meet in person or telephonically at such times as are reasonably requested by Rank or the Company to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.

(b)    In the event a dispute arises between the Parties under this Agreement, telephonic negotiations shall be conducted between the Parties’ respective Service Coordinators within ten (10) days following a written request from any Party (“Dispute Negotiations”). If the Service Coordinators are unable to resolve the dispute within ten (10) days after the Parties have commenced Dispute Negotiations, then either Rank or the Company, by written request to the other Party, may request that such dispute be referred for resolution to the respective presidents (or similar position) of the divisions implicated by the matter for the Parties, or more senior executive of a Party if such Party so designates, which presidents (or other executives) will have fifteen (15) days to resolve such dispute. If the presidents of the relevant divisions (or other executives) for each Party do not agree to a resolution of such dispute within fifteen (15) days after the reference of the matter to them, or if the dispute is not otherwise resolved in a friendly manner as set forth in this Section 3.3, then any unresolved dispute may be resolved pursuant to Section 10.8.

Section 3.4    Limitation of Services Provided. Except to the extent required to meet the Service Standards, in providing the Services, the Parties are not obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) make any capital investment to provide or continue providing the Services. The Parties have no responsibility to verify the correctness of any information given to them on behalf of the other Party for the purposes of providing the Services.

Section 3.5    Third Party Licenses and Consents. The Parties will cooperate and assist each other, and use commercially reasonable efforts, to obtain, or direct its Affiliates to obtain, any third party consents required under the terms of any agreement between a Party or any of its Affiliates, on the one hand, and a third party, on the other hand, in order for a Party or its

Affiliates to provide the Services during the Term. Notwithstanding the foregoing, if the provision of any Service as contemplated by this Agreement requires the consent, license or approval of any third party not previously obtained, the Parties shall use commercially reasonable efforts, to obtain as promptly as possible after the Commencement Date, any third party consents, permits, licenses and approvals required under the terms of any third party agreement in order for the Provider to provide the Services hereunder. The cost of obtaining any consent, permit, license or approval with respect to any Service shall be borne by the Recipient of the relevant Services. If any such consent, permit, license or approval is not obtained, the Parties will cooperate in good faith to enter into reasonably acceptable arrangements under which the Recipient would obtain the benefit of such Service to the same extent (or as nearly as practicable) as if such consent were obtained (at Recipient’s cost), and each Party will continue to use commercially reasonable efforts to obtain any such required consent or amendment. The Parties acknowledge that it may not be practical to try to anticipate and identify every possible legal, regulatory, and logistical impediment to the provision of Services hereunder. Accordingly, each Party will promptly notify the other Party if it reasonably determines that there is a legal, regulatory, or logistical impediment to the provision of any Service, and the Parties shall each use commercially reasonable efforts to overcome such impediments so that the Services may be provided otherwise in accordance with the terms of this Agreement. All computer systems or software (“Systems”), data, facilities and other resources owned by a Party, its Affiliates or third parties used in connection with the provision or receipt of the Services, as applicable, shall remain the property of such Party, its Affiliates or third parties.

ARTICLE IV

SECURITY; SYSTEMS

Section 4.1    Security Breaches. If any Party discovers (a) any material breach of the Security Regulations or of the systems used to provide the Services or (b) any breach or threatened breach of the Security Regulations that involves or may reasonably be expected to involve unauthorized access, disclosure or use of the other Party’s or its Affiliates’ Confidential Information (each of (a) and (b), a “Security Incident”), such Party shall, at the cost of the Party responsible for the Security Incident, (i) promptly (both orally, if practicable, and in any event in writing) notify the other Party of the Security Incident and (ii) reasonably cooperate with the other Party (1) to take commercially reasonable measures necessary to control and contain the security of such Confidential Information, (2) to remedy any such Security Incident, including using commercially reasonable efforts to identify and address any root causes for such Security Incident, (3) to furnish full details of the Security Incident to the other Party and keep such other Party advised of all material measures taken and other developments with respect to such Security Incident, (4) in any litigation or formal action with third parties or in connection with any regulatory, investigatory or other action of any Governmental Authority and (5) in notifying the other Party’s or its Affiliates’ customers and Personnel and other persons of the Security Incident to the extent reasonably requested by the other Party.

Section 4.2    Systems Security.

(a)    If Rank, the Company, their Affiliates or their respective Personnel receive access to any of Rank’s, the Company’s, or their respective Affiliates’, as applicable, Systems in connection with the Services, the accessing Party or its Personnel, as the case may be, shall comply with all of such other Party’s and its Affiliates’ reasonable Security Regulations known to such accessing Party or its Personnel or made known to such accessing Party or its Personnel in writing, and will not tamper with, compromise or circumvent any security, Security Regulations or audit measures employed by such other Party or its relevant Affiliate.

(b)    Each Party shall, and shall cause its Affiliates to, as required by applicable Law, (i) ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other Party or its Affiliates gain such access and (ii) prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including by notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c)    Each Party shall, and shall cause their respective Affiliates to, access and use only those Systems of the other Party and its Affiliates, and only such data and information within such Systems, to which they have been granted the right to access and use. Any Party and its Affiliates shall have the right to deny the Personnel of the other Party or its Affiliates access to such first Party’s or its Affiliates’ Systems, after prior written notice and consultation with the other Party, in the event the Party reasonably believes that such Personnel pose a security concern.

Section 4.3    Viruses. The Provider and the Recipient shall each use its commercially reasonable efforts consistent with its past practices to prevent the introduction or coding of viruses or similar items into the Systems of the other Party. Without limiting the rights and remedies of any Party hereunder, in the event a virus or similar item is introduced into the Systems of a Party, whether or not such introduction is attributable to the other Party (including such other Party’s failure to perform its obligations under this Agreement), the other Party shall, as soon as practicable, use its commercially reasonable efforts to assist such Party in reducing the effects of the virus or similar item, and if the virus or similar item causes a loss of operational efficiency or loss of data, upon such Party’s request, work as soon as practicable to contain and remedy the problem and to restore lost data resulting from the introduction of such virus or similar item.

Section 4.4    Providers’ Software. Except as authorized by this Agreement or by the Provider’s express written consent, the Recipient shall not, and shall cause its Affiliates not to, copy, modify, reverse engineer, decompile or in any way alter any software of the Provider or any of its Affiliates.

Section 4.5    System Upgrades. No Provider shall be required to purchase, upgrade, enhance or otherwise modify any Systems used by any Recipient as of the date hereof in connection with the business of any Party, or to provide any support or maintenance services for any Systems that have been upgraded, enhanced or otherwise modified from the Systems that are used in connection with the business of any Party as of the date hereof.

ARTICLE V

FEES

Section 5.1    Fees. The Recipient shall pay the Provider (i) the fee for each Service set forth on Exhibit A, (ii) the Providers’ and their Affiliates’ reasonable and documented out-of-pocket expenses incurred in providing the Services, including the third-party fees and expenses that are charged to the Recipient or their Affiliates in connection with provision of the Services (including any fees and expenses charged by subcontractors permitted to provide the Services under Section 2.2) but excluding payments made to employees of the Provider or any of their Affiliates pursuant to Section 5.2, and (iii) any other fees as agreed to by the Parties in writing (collectively, the “Fees”).

Section 5.2    Responsibility for Wages and Fees. Any employees of the Provider or any of their Affiliates providing Services to the Recipient under this Agreement will remain employees of the Provider or such Affiliate and shall not be deemed to be employees of the Recipient for any purpose. The Provider or such Affiliate shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 5.3    Invoices. The Provider shall submit or cause to be submitted to the Recipient in writing, within 15 days after the end of each month, an invoice setting forth the Fees for the Services provided to the Recipient during such month in reasonable detail, as applicable, due under such invoice.

Section 5.4    Payment. The Recipient shall pay, or cause to be paid, the Fees shown on an invoice no later than the last business day of the month Recipient received such invoice unless disputed in accordance with Section 5.7. Any amount not received from the invoiced Party within such period shall bear interest at the Applicable Rate, from and including the last date of such period to, but excluding, the date of payment.

Section 5.5    Sales Tax, Etc. The Provider shall be entitled to invoice and collect from the Recipient any additional amounts required for state, local and foreign sales Tax, value added Tax, goods and services Tax or similar Tax with respect to the provision of the Services hereunder, as applicable (“Sale and Services Taxes”). Notwithstanding the previous sentence, if the Recipient is exempt from liability for such Sale and Services Taxes, it shall provide the Provider with a certificate (or other proof) evidencing an exemption from liability for such Sale and Services Taxes. The Provider shall be responsible for any losses (including any deficiency, interest and penalties) imposed as a result of a failure to timely remit such Sale and Services Taxes to the applicable tax authority to the extent the Recipient timely remits such Sale and Services Taxes to the Provider, or the Provider’s failure to do so results from the Provider’s failure to timely charge or invoice such Sale and Services Taxes. The Recipient shall be entitled to any refund of any such Sale and Services Taxes paid in excess of liability as determined at a later date. The Provider shall promptly notify the Recipient of any deficiency claim or similar notice by a tax authority with respect to Sale and Services Taxes payable hereunder, and of any pending audit or other proceeding that could lead to the imposition of Sales and Services Taxes payable hereunder.

Section 5.6    No Offset. The Recipient shall not withhold any payments due under this Agreement in order to offset payments due (or to become due) to the Recipient pursuant to this Agreement unless such withholding is mutually agreed to by the Parties in writing or is provided for in the final ruling of a court. Any required adjustment to payments due hereunder will be made as a subsequent invoice.

Section 5.7    Invoice Disputes. In the event of an invoice dispute, the disputing Party shall deliver a written statement to the other Party no later than the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 5.4. The Parties shall seek to resolve all such disputes expeditiously and in good faith. The Provider shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 5.8    Audit. At the request of the Recipient, the Provider shall provide to the Recipient and its Affiliates reasonable access to the Provider’s applicable Personnel and records with respect to the amount charged in connection with any Service so that the Recipient may confirm that the pass through costs incurred by the Provider or, to the extent such Service is provided on an hourly basis, information related to hours worked in connection with such Service are commensurate with the amount charged to the Recipient for such Service. In the event the Recipient believes that the amount charged to the Recipient materially exceeds the pass through costs actually incurred by the Provider or hours charged in connection with such Service, the Parties shall review such matter in good faith.

ARTICLE VI

TERM AND TERMINATION

Section 6.1    Term of Services. With respect to each of the Services, the term thereof will be for a period commencing as of the date hereof, unless a different date is specified as the commencement date for any applicable Service on Exhibit A (either, a “Commencement Date”), and shall continue until 24 months following the Commencement Date unless (i) such other date as is specified as the termination date for any applicable Service in this Agreement or on Exhibit A (the “Term”) or (ii) earlier terminated pursuant to this Agreement (a “Termination Date”).

Section 6.2    Termination of Services.    Except as agreed by the Parties in writing or as otherwise stated in Exhibit A, the Company may terminate for convenience any Transition Service upon 30 days’ prior written notice of such termination. Upon termination of any Service pursuant to this Section 6.2, the Company’s obligation to pay for such Service will cease except any sums accrued or due as of the date of such early termination for Services rendered (which shall include a pro rata portion of any fees applicable to the current period in which such Services are being performed if the applicable fee is determined on a period by period basis as set forth on Exhibit A). The provisions of this Section 6.2 shall apply mutatis mutandis with respect to any assignment of this Agreement subject to Section 10.10(b) and the Parties will negotiate in good faith regarding fee allocations and, if necessary, early termination or partial termination of any Services.

Section 6.3    Termination of Agreement. This Agreement shall terminate when the Termination Date has occurred for all Services. In addition, this Agreement may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party (which notice, in case of material breach, shall specify the basis for such claim for breach), if:

(a)    the other Party or its Affiliates materially breaches this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof, it being understood that a good-faith dispute over an invoice or Service shall not constitute a material breach of this Agreement; or

(b)    the other Party files for bankruptcy or similar proceeding, is the subject of an involuntary filing for bankruptcy or similar proceeding (not dismissed within sixty (60) days), makes a general assignment of all or substantially all of its assets for the benefit of creditors, becomes or is declared insolvent, becomes the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, bankruptcy or the appointment of a trustee or a receiver, takes any corporate action for its winding up or dissolution, or a court approves reorganization proceedings on such Party.

Section 6.4    Effect of Termination. Upon any termination or expiration of this Agreement or any Service provided hereunder:

(a)    each Party shall, and shall cause its Affiliates to, as soon as practicable, return to the other Party any equipment, books, records, files and other property, not including current or archived copies of computer files, of the other Party, its Affiliates and their respective third-party service providers, that is in the Party’s or its Affiliates’ possession or control (and, in case of termination of one or more specific Services, only the equipment, books, records, files and other property, not including current or archived copies of computer files, that are used in connection with the provision or receipt solely of such Services and of no other Services); and

(b)    the intellectual property license granted by Section 8.2 shall terminate; provided, however, that in the case of termination of a specific Service, such license shall terminate only to the extent such license was necessary for the provision or receipt of such Service and is not necessary for any other Service that has not yet terminated.

Section 6.5    Survival. The following Articles and Sections shall survive the termination or expiration of this Agreement, including the rights and obligations of each Party thereunder: Article I; Article V; this Article VI; Article VII; Article IX; and Article X.

ARTICLE VII

BOOKS AND RECORDS

Section 7.1    TSA Books and Records.

(a)    The Parties shall, and shall cause each of their respective Affiliates to, take reasonable steps to maintain books and records of all material transactions pertaining to, and all data used by it, in the performance of the Services (the “TSA Records”). The TSA Records shall be maintained (a) in a format substantially similar to the format such books and records are maintained as of the date hereof, (b) in accordance with any and all applicable Laws, and (c) in accordance with the maintaining Party’s business record retention policies.

(b)    Each Party shall make the TSA Records it maintains available to the other Party and its Affiliates and their respective auditors or other representatives, and in any event to any Governmental Authority, during normal business hours on reasonable prior notice (it being understood that TSA Records that are not stored on a Party’s regular business premises will require additional time to retrieve), for review, inspection, examination and, at the reviewing Party’s reasonable expense, reproduction. Access to such TSA Records shall be exercised by a Party and its Affiliates and their authorized representatives in a manner that shall not interfere unreasonably with the normal operations of the Party maintaining the TSA Records. In connection with such review of TSA Records, and upon reasonable prior notice, a reviewing Party and its Affiliates shall have the right to discuss matters relating to the TSA Records with the employees of the Party or its Affiliates who are maintaining the relevant TSA Records and providing the Services, as applicable, during regular business hours and without undue disruption of the normal operations of such maintaining and providing Party or its Affiliates. Neither Party shall have access to any TSA Records, and neither Party shall be required to provide access or disclose information, when such access or disclosure would jeopardize any attorney-client privilege or violate any applicable Law (provided that such party shall use commercially reasonable efforts to provide such access or share such information in a manner that would not jeopardize any such privilege or violate any such Law). Each Party’s rights under this Section 7.1(b) shall continue for so long as TSA Records are required to be maintained by the other Party under Section 7.1(a).

Section 7.2    Access to Information; Books and Records.

(a)    On and after the Commencement Date, Rank shall, and shall cause its Affiliates to, until the 7th anniversary of the Commencement Date, afford to RCP and its employees and authorized representatives during normal business hours reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors at the Company’s expense to the extent necessary or useful for the Company in connection with any audit, investigation, or dispute or Litigation (other than any Litigation involving a dispute between the Parties) or any other reasonable business purpose relating to the Business; provided that any such access by RCP shall not unreasonably interfere with the conduct of the business of Rank and its Affiliates.

(b)    After the Commencement Date, RCP shall, and shall cause its Affiliates to, until the 7th anniversary of the date on which Rank and its Affiliates own less than 10% of the capital stock in RCP (i) afford to Rank and its Affiliates and their respective employees and authorized representatives reasonable access to RCP’s employees and auditors, (ii) retain all books, records (including accountant’s work papers), and other information and documents pertaining to the Business (iii) afford access to and make available for inspection and copying by Rank (at Rank’s expense) during normal business hours, in each case so as not to unreasonably interfere with the conduct of the Business by RCP or its Affiliates, their books of account, financial and other records (including accountant’s work papers), and such other information (A) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or prepare to file any Tax related documentation, (B) as may be necessary for Rank or its Affiliates in connection with their ongoing financial reporting, accounting or other purpose related to Rank and its Affiliates’ affiliation with the Company, or (C) as may be necessary for Rank or its Affiliates to perform their respective obligations pursuant to this Agreement or in connection with any Litigation (other than any Litigation involving a dispute between the Parties), in each case subject to compliance with all applicable privacy Laws.

(c)    Notwithstanding anything to the contrary in this Section 7.2, the Party granting access under Section 7.2(a) or Section 7.2(b) may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party (provided that such party shall use commercially reasonable efforts to share such information in a manner that would not violate any such obligation), (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party’s counsel, constitutes a waiver of any such privilege (provided that such party shall use commercially reasonable efforts to share such information in a manner that would not jeopardize any such privilege), or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such Party’s counsel, would reasonably be expected to conflict with applicable Laws.

Section 7.3    Non-Disclosure Agreements. To the extent that any third-party proprietor of information or software to be disclosed or made available to a Recipient in connection with performance of the Services requires a specific form of non-disclosure agreement as a condition of such third party’s consent to use the same for the benefit of the Recipient or to permit the Recipient access to such information or software, each Party shall, or shall cause its relevant Affiliate to, as a condition to the receipt of such portion of the Services, execute (and shall cause its Personnel to execute, if reasonably required) any such form.

Section 7.4    Confidential Information.

(a)    Each Party agrees to take the necessary steps to protect any Confidential Information of the other Party with at least the same degree of care that the receiving Party uses to protect its own confidential or proprietary information of like kind, but not less than reasonable care. Neither Party shall use the other Party’s Confidential Information other than to perform Services pursuant to this Agreement or pursuant to Section 7.2 herein. The obligation of confidentiality hereunder shall not apply to information that (i) was already in the possession of the receiving Party without restriction on its use or disclosure prior to the receipt of the information from the disclosing Party, (ii) is or becomes available to the general public through no act or fault of the receiving Party, (iii) is rightfully disclosed to the receiving Party by a third party without restriction on its use or disclosure, (iv) is independently developed by employees and/or consultants of the receiving Party who have not had access to the disclosing Party’s Confidential Information, (v) is disclosed to the receiving Party after the receiving Party properly gave notice to the disclosing Party that the receiving Party no longer desired to receive any additional Confidential Information from the disclosing Party, or (vi) is required to be disclosed pursuant to judicial or governmental decree or order, provided that the disclosing Party is, where permitted, given prompt written notice of and the opportunity to defend against disclosure pursuant to such decree or order.

(b)    Upon any termination or expiration of this Agreement, at the written request of the other Party, each Party shall, and shall cause any of its Affiliates or third-party vendors used in connection with the provision or receipt of the Services to, deliver to the other Party (i) all records and data (including backup tapes, records and related information) received, computed, developed, processed and stored by it hereunder in a readable format reasonably acceptable to the other Party, and (ii) all other Confidential Information of such other Party, but excluding, in each case, (1) any information stored electronically in a back-up file pursuant to the receiving Party’s customary electronic back-up practices which may be retained by such Party solely for archival purposes and subject to the continuing confidentiality obligations set forth herein, and (2) any information obtained pursuant to Section 7.2 herein; provided that, in lieu of delivering all of the foregoing to the other Party, the relevant delivering Party may confirm in writing that it has destroyed, or has caused Rank or the Company, as the case may be, to destroy, all of the foregoing.

ARTICLE VIII

INTELLECTUAL PROPERTY

Section 8.1    Ownership of Intellectual Property. Any intellectual property owned by a Party, its Affiliates or third-party vendors and used in connection with the provision or receipt of the Services, as applicable, shall remain the property of such Party, its Affiliates, or third-party vendors.

Section 8.2    License. Each Party grants, and shall cause its Affiliates to grant, to the other Party and its Affiliates, a royalty-free, non-exclusive, non-transferable, worldwide license, during the Term, to use the intellectual property owned by such Party or its Affiliates (but excluding any trademarks) only to the extent necessary for the other Party and its Affiliates to provide or receive the Services, as applicable. Other than the license granted to a Party and its Affiliates pursuant to the preceding sentence, neither Party nor its Affiliates shall have any right, title or interest in the intellectual property owned by the other Party or its Affiliates.

ARTICLE IX

REMEDIES

Section 9.1    Indemnification. Subject to the limitations set forth in this Article IX, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party and its Affiliates and its and their respective directors, officers, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) from and against all Losses imposed upon or incurred by an Indemnified Party to the extent arising out of or resulting from the Indemnifying Party’s or its Affiliates’ material breach of this Agreement, except to the extent that such Losses are primarily caused by the Indemnified Party.

Section 9.2    Exclusive Remedy. The indemnities provided for in Section 9.1 shall be the sole and exclusive monetary remedy of the Parties hereto and their Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns for any breach of or inaccuracy in any representation or warranty, or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the Parties hereto hereby waive.

Section 9.3    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS AND SERVICES, AS APPLICABLE, PROVIDED HEREUNDER, AND ALL SUCH MATERIALS AND SERVICES, AS APPLICABLE, ARE PROVIDED ON AN “AS IS” BASIS AND (B) EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

Section 9.4    Limitations.

(a)    IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES THAT THE OTHER PARTY MAY INCUR BY REASON OF ITS HAVING

ENTERED INTO OR RELIED UPON THIS AGREEMENT, OR IN CONNECTION WITH ANY OF THE SERVICES PROVIDED HEREUNDER OR THE FAILURE THEREOF, REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE ASSERTED, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME OTHER THAN TO THE EXTENT AWARDED IN A THIRD PARTY CLAIM.

(b)    EXCEPT WITH RESPECT TO A MATERIAL BREACH CONSTITUTING WILLFUL MISCONDUCT BY A PROVIDER, REPEAT PERFORMANCE OF A SERVICE BY THE PROVIDER OR REFUND OF THE FEES PAID FOR A SERVICE SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE SERVICES STANDARD FOR SUCH SERVICE.

(c)    IN NO EVENT SHALL A PARTY’S LIABILITY IN RELATION TO SERVICES PROVIDED UNDER THIS AGREEMENT EXCEED THE FEES PAID TO IT UNDER THIS AGREEMENT FOR THE SPECIFIC SERVICE THAT RESULTED IN THE LOSS.

Section 9.5    Insurance. Each Party shall obtain and maintain, for the Term (i) commercial general liability insurance with a single combined liability limit of at least $5,000,000 per occurrence, (ii) workers compensation/employer’s liability insurance with a liability limit of at least $1,000,000 per occurrence or, if greater, the statutory minimum, and (iii) “all risk” property insurance on a replacement cost basis adequate to cover all assets and business interruption Losses that a Party may suffer in connection with or arising out of this Agreement, subject to policy limits and, in the case of the policies described in clause (i) above, naming the other Party as an additional insured thereunder. Upon request, each Party shall provide the other Party a certificate of insurance as proof of insurance coverage.

ARTICLE X

MISCELLANEOUS

Section 10.1    Force Majeure. In the event that a Party is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond their reasonable control, which by their nature were not foreseen, or, if it was foreseen, was not reasonably avoidable, including acts of God, act of Governmental Authority, act of the public enemy or due to fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, civil unrest or riots, civil commotion, insurrection, severe or adverse weather conditions, lack of or shortage of adequate electrical power, malfunctions of equipment or software (each, a “Force Majeure Event”), such Party shall promptly give notice of any such Force Majeure Event to the other Party and shall indicate in such notice the effect of such event on their ability to perform hereunder and the anticipated duration of such event. The Party whose performance is affected by the Force Majeure Event shall not be obligated to deliver or cause to be delivered the affected Services during such period, and the applicable Party shall not be obligated to pay during such period for any affected Services not delivered. For the duration of a Force Majeure Event, the Party whose performance is affected by the Force Majeure Event shall, and shall cause their relevant Affiliates to, minimize to the extent practicable the effect of the Force Majeure Event on their obligations hereunder and use commercially reasonable efforts to avoid or remove such Force Majeure Event and to resume delivery of the affected Services with the least delay practicable.

Section 10.2    Authority. A Provider shall not be permitted to bind a Recipient or any of its Affiliates or enter into any agreements (oral or written), contracts, leases, licenses or other documents (including the signing of checks, notes, bills of exchange or any other document, or accessing any funds from any bank accounts of the Recipient or any of its Affiliates) on behalf of the Recipient or any of its Affiliates except with the express prior written consent of the Recipient, which consent may be given from time to time as the need arises and for such limited purposes as expressed therein.

Section 10.3    Specific Performance. The Parties shall be entitled to seek an injunction to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, nothing contained herein shall prevent a Party from seeking damages (to the extent permitted herein) in the event that specific performance is not available.

Section 10.4    Status of Parties. This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between Rank and its Affiliates, on the one hand, and the Company and its respective Affiliates, on the other hand, other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither Rank and its Affiliates, on the one hand, nor the Company and its Affiliates, on the other hand, shall be construed to be the agent of the other.

Section 10.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, via email (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Party hereto as follows:

if to the Company,

Reynolds Consumer Products Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention:	David Watson
Email:	David.Watson@reynoldsbrands.com

if to Rank,

Rank Group Limited

Level Nine

148 Quay Street

P.O. Box 3515

Auckland, New Zealand

Attention:	Helen Golding
Email:	helen.golding@rankgroup.co.nz

or such other address or email as such party may hereafter specify for the purpose by notice to the other Party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. Notwithstanding the foregoing, normal business communications with respect to the Services may be given by the Parties by whatever means are usual and appropriate for such types of communications.

Section 10.6    Entire Agreement. This Agreement, including all Exhibits, constitute the sole and entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof provided, however, nothing in this Agreement shall supersede any other agreement or understanding entered into in connection with the initial public offering of the Company.

Section 10.7    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

Section 10.8    Governing Law, etc.

(a)    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the Parties hereto submits to the jurisdiction of any state or federal court sitting in Lake County, Illinois, in any action or proceeding arising out of or relating to this Agreement, agrees to bring all claims under any theory of liability in respect of such action or proceeding exclusively in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.5. Nothing in this Section 10.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)    The Parties each hereby waive, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties to this Agreement each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 10.9    Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver, or shall cause its Affiliates to execute and deliver, such documents and other papers and shall take, or shall cause its Affiliates to take, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

Section 10.10    Assignment. No Party may assign this Agreement, or any of its rights or obligations under this Agreement (whether by operation of Law or otherwise), without the prior written consent of the other Party (not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, any Party may assign any or all of its rights or obligations under this Agreement without requiring the consent of the other Party if the Agreement is assigned to: (a) its Affiliates, (b) a purchaser of: (i) one or more of its Affiliates that is a Provider or Recipient under this Agreement; (ii) all or substantially all of the business or assets of one or more of its Affiliates that is a Provider or Recipient under this Agreement; or (iii) all or substantially all of such Party’s business or assets, or (c) its financing sources solely for collateral purposes, in each case so long as the assignee agrees to be bound by the terms of this Agreement. Any permitted assignment shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Any attempted assignment of this Agreement, or the rights or obligations herein, not in accordance with the terms of this Section 10.10 shall be void.

Section 10.11    Letters of Credit and Guarantees. Rank and the Company shall use commercially reasonable efforts to cause all Rank Letters of Credit and Rank Guarantees, in each case with respect to the Company, to be canceled or terminated, as of the Commencement Date such that Rank and its Affiliates shall be released and have no further obligation or liability (contingent or otherwise) under such Rank Letters of Credit or Rank Guarantees (to the extent applicable to the Company) from and after the Commencement Date. With respect to any Rank Letters of Credit or Rank Guarantees not terminated at the Commencement Date, RCP shall use commercially reasonable efforts to replace, cash collateralize or otherwise “backstop” such Rank Letters of Credit and Rank Guarantees at or prior to the Commencement Date. Following the Commencement Date, RCP shall indemnify Rank and its Affiliates against any and all losses suffered or incurred in connection with the Company under the Rank Letters of Credit or Rank Guarantees.

Section 10.12    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13    Interpretation.

(a)    The Parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(b)    This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting constitution against the Party causing the drafting of the provision in question.

Section 10.14    No Third-Party Beneficiaries. Other than the rights granted to the Indemnified Parties under Section 9.1, nothing in this Agreement is intended or shall be construed to give any person, other than the Parties hereto, their successors and permitted novates, transferees and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 10.15    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by emailed scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.16    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.17    Order of Precedence. In the event of any conflict between the provisions of any Exhibit and the other provisions of this Agreement, the other provisions of this Agreement shall govern, except to the extent that the relevant provision of the Exhibit expressly identifies the provision of this Agreement it supersedes and expressly indicates that such provision is being superseded or this Agreement expressly indicates that the Exhibit governs.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Rank Group Limited

By:
Name:
Title:

Reynolds Consumer Products Inc.

By:
Name:
Title:

EXHIBIT A

Transition Services

Section A: Financial Services

	Service Name	Description of Service	Term	Fee (USD)
A.1	Financial Services – Reporting and Consultancy Services

Provision of assistance to prepare and review interim and/or annual RCP filings associated with financial reporting obligations, including but not limited to:

•  Consultation / evaluation / documentation of specific accounting matters;

•  Consultation / evaluation / assistance in the preparation of any component of the interim or annual filing;

•  Consultation / preparation / review of documentation accompanying interim or annual financial statements, including but not limited to management discussion and analysis, covenant computations, CFO accounting paper, earnings call slides;

•  Consultation / assistance in relation to documentation or testing of internal controls over financial reporting, including the overall project to ensure that RPC is SOX 404 ready; and

•  Consultation / assistance to respond to matters raised by external auditors.

			24 months from the Commencement Date	Direct reports to Rank’s CFO: $400 per person / per hour Indirect reports to Rank’s CFO: $200 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

A.2	Financial Services – Insurance Administration Handover Services

Reasonable provision of insurance administration handover services, including:

•  Assistance with the completion of policy applications and the gathering of underwriting data for policy renewals in the years 2020 and 2021.

•  Assistance with policy placement for the 2020 and 2021 policy years as part of the Rank global program.

•  Assistance with the appointment of brokerage services.

•  Assistance with transitioning the management of third party risk consulting vendors.

•  Assistance with transitioning insurance management and placements.

•  Assistance with claims management if required.

Any costs for engaging external resources, including Aon services (which are separately charged in their annual fee), will be passed through to RCP.

			12 months from the Commencement Date	$400 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

	Service Name	Description of Service	Term	Fee (USD)
A.3	Financial Services – SOX Compliance	In connection with RCP’s obligation to comply with the Sarbanes-Oxley Act of 2002, provision of reasonable support and performance of key controls related to financial reporting as agreed between the Parties.	24 months from the Commencement Date	$200 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

Section B: HR Services

	Service Name	Description of Service	Term	Fee (USD)
B.1	General HR – Administrative Services	Provision of general administrative transition support to share information and answer questions regarding current practices – such support to be provided by Steve Estes and/or Chris O’Brien, as required.	12 months from the Commencement Date	$400 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

B.2	General HR – Relationship Support Services	Provision of relationship support services to the RCP payroll and benefits personnel relating to RCP’s establishment of separate instances of ADP and Empyrean, and separation of key vendor relationships including ADP, Empyrean, Lockton, and others as required – such services to be provided by Steve Estes and/or Chris O’Brien, as required.	12 months from the Commencement Date	$400 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

Section C: Legal Services

	Service Name	Description of Service	Term	Fee (USD)
C.1	Legal Support Services	Provision of legal and related support services with respect to (i) all legal matters (if any) being handled by Rank and its Affiliates prior to the Commencement Date, and (ii) ongoing compliance advice in relation to certain agreements entered into in connection with the initial public offering of the Company, including the Company’s financing arrangements.	24 months from the Commencement Date	$400 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

Section D: Corporate Secretarial Services

	Service Name	Description of Service	Term	Fee (USD)
D.1	General Services – Corporate Secretarial	Provision of corporate secretarial duties and government filing assistance.	24 months from the Commencement Date	$190 per person / per hour Plus pass-through of actual third-party costs incurred in providing the service

EXHIBIT B

Service Coordinators

To be designated in writing from time to time by each party.